Exhibit 99.1

China XD Plastics Company Limited Receives Nasdaq Delisting Letter and Announces Intended Appeal

Harbin, China, September 10, 2021 /GLOBE NEWSWIRE/ — China XD Plastics Company Limited (Nasdaq: CXDC, the “Company”) today announced that it received a letter (the “Letter”) from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) indicating that Nasdaq’s staff (the “Staff”) has determined to deny the Company’s request for continued listing on Nasdaq.

The Company intends to request a hearing before a Nasdaq Hearings Panel no later than September 14, 2021 to seek an exception period in which to complete its filings and thereby regain compliance with listing standards. The Company’s request for a hearing will automatically suspend the delisting of its common stock for 15 calendar days from the deadline to request a hearing, or until September 29, 2021.

The Letter, dated September 7, 2021, states that the Staff has notified the Company on April 16, 2021 that it did not comply with Nasdaq’s filing requirements for continued inclusion set forth in Listing Rule 5250(c)(1) (the “Rule”) because it had not filed its Form 10-K for the fiscal year ended December 31, 2020 and notified the Company through subsequent additional delinquency notifications for failing to file its Forms 10-Q for the periods ended March 31, 2021 and June 30, 2021. The Company submitted materials to Nasdaq relating to its plan to regain compliance (the “Submission”). Based on the Staff’s review and the Submission, in addition to a telephone discussion on July 26, 2021, the Staff has determined that the Company did not provide a definitive plan evidencing its ability to achieve compliance with the Rule.

If the Company files all of its delinquent reports and regains compliance prior to a hearing before the Nasdaq Hearings Panel, then the Company’s common stock would continue trading on Nasdaq. There can be no assurance that the Company will be able to file its delinquent reports prior to a hearing before the Panel or that the Panel will grant the Company a stay of delisting or additional time to regain compliance.

Hearings are typically held within 30 to 45 calendar days from the date of request and the Hearings Panel generally issues a written decision approximately 35 days after the hearing. If the Panel’s decision is unfavorable, the Company also has the option to appeal the decision to the Nasdaq Listing and Hearing Review Council within 15 calendar days of the Panel’s decision.

About China XD Plastics Company Limited

China XD Plastics Company Limited, through its wholly-owned subsidiaries, develops, manufactures, and sells polymer composites materials, primarily for automotive applications. The Company’s products are used in the exterior and interior trim and in the functional components of 31 automobile brands manufactured in China, including without limitation, Audi, Mercedes Benz, BMW, Toyota, Buick, Chevrolet, Mazda, Volvo, Ford, Citroen, Jinbei, VW Passat, Golf, and Jetta. The Company’s wholly-owned research center is dedicated to the research and development of polymer composites materials and benefits from its cooperation with well-known scientists from prestigious universities in China. As of March 31, 2021, 688 of the Company’s products have been certified for use by one or more of the automobile manufacturers in China. For more information, please visit the Company’s English website at http://chinaxd.irpass.com/, and the Chinese website at http://www.xdholding.com.

Contacts:

China XD Plastics Co., Ltd.

Ms. Chang Yi, Investor Relations

Phone: +1 (212) 747-1118

Email: cxdc@chinaxd.net